EXHIBIT 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699

NEWS RELEASE

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Kenneth Boerger	Lisa Fortuna
VP/Treasurer	Analyst Inquiries
(419) 325-2279	(312) 640-6779

FOR IMMEDIATE RELEASE
THURSDAY, APRIL 27, 2006
LIBBEY INC. ANNOUNCES FIRST QUARTER RESULTS
DILUTED EARNINGS PER SHARE INCREASE TO $0.04; CITES STRENGTH OF CORE
FOODSERVICE SALES AND IMPROVING RESULTS AT MEXICAN JOINT VENTURE
TOLEDO, OHIO, APRIL 27, 2006—Libbey Inc. (NYSE: LBY) announced that its diluted earnings per share for the first quarter ended March 31, 2006, were $0.04 as compared to a diluted loss per share of $0.12 in the prior year quarter. Sales increased 3.9 percent to $134.9 million from $129.8 million in the prior-year first quarter. The Company reported that its diluted earnings per share for the first quarter of 2005, as detailed in the attached Table 2, and excluding special charges outlined in the attached Table 1 associated with the shutdown of its City of Industry, California, plant in February 2005, was $0.03 per diluted share.
First Quarter Results
For the quarter-ended March 31, 2006, sales increased 3.9 percent to $134.9 million from $129.8 million in the year-ago quarter. The increase in sales was primarily attributable to a more than 10 percent increase in shipments to foodservice glassware customers. Shipments of Syracuse China products, Traex products, Crisal products and retail glassware were also higher than the year-ago period. Sales in the industrial channel of distribution decreased over $2 million compared to the year-ago quarter, as the result of decreased demand and exiting some low-margin products. In addition, shipments of World Tableware and Royal Leerdam products decreased slightly as compared to the prior-year quarter.

Libbey Inc.
Add 1
The Company recorded income from operations of $3.1 million during the quarter. This compares with income from operations of $0.1 million in the year-ago quarter. Income from operations during the first quarter of 2005 included capacity realignment charges of $3.0 million as detailed in the attached Table 1. Factors contributing to the increase, in addition to the effects of recording the prior-year capacity realignment charge, were higher sales, higher production activity and improved operating results at Crisal in Portugal. Partially offsetting these improvements were substantially higher manufacturing expenses at the Company’s Syracuse China operations, a $1.1 million increase in natural gas costs and $0.5 million increased pension and postretirement welfare expenses.
Pretax equity earnings from Vitrocrisa, the Company’s joint venture in Mexico, were $1.1 million as compared with $0.6 million in the first quarter of 2005. The increased earnings were the result of increased and more profitable sales and higher translation gain, partially offset by lower machine activity and other manufacturing costs.
Interest expense increased $0.2 million compared with the year-ago period due to higher average interest rates. The effective tax rate remained unchanged at 33 percent for the quarter. Net income was $0.5 million, or $0.04 per diluted share, compared with diluted loss per share of $0.12 in the first quarter of 2005. The Company reported that its diluted earnings per share for the first quarter of 2005 as detailed in the attached Table 2, excluding special charges associated with the shutdown of its City of Industry, California, facility in February 2005, were $0.03 per diluted share.
Working Capital
Trade working capital, defined as inventories and accounts receivable less accounts payable, decreased by $1.0 million from $154.6 million to $153.6 million during the first quarter. The Company continued its successful effort to reduce inventories, which were $19.6 million lower at the end of the first quarter than they were in the year-ago quarter.
Outlook for 2006
John F. Meier, chairman and chief executive officer, commenting on the quarter, said, “We are pleased with the strength of our core business performance. Sales to foodservice glassware customers were especially robust, and we saw a solid performance from our Mexican joint venture, Vitrocrisa (Crisa).” Meier also added, “ With the expected closing of our acquisition of the remaining 51 percent of Crisa by May 31, 2006, we will wait to provide any additional guidance on 2006 until we are in a position to disclose information on the combined operations.” Libbey previously announced that in conjunction with the acquisition of Crisa, it will refinance Crisa’s debt of approximately $65 million as well as Libbey’s existing debt. The refinancing plan is expected to include an asset-based revolver and senior unsecured notes. This structure is expected to provide the flexibility needed for Libbey to execute the integration of Crisa, including related capital expenditures and pursue its other strategic initiatives.

Libbey Inc.
Add 2
Libbey also confirmed that it has incurred a work stoppage at its Syracuse China factory in Syracuse, New York. The strike by approximately 260 employees began with the expiration of their collective bargaining agreement on April 1, 2006. The Company has continued to ship and produce product in April and the strike has had a minimal impact to date on the results of operations. Syracuse has had declining performance and has not performed up to expectations. As previously announced, Libbey incurred a $16.5 million charge in 2005 for asset impairment and other charges due to Syracuse China’s poor financial performance. In addition, the Company’s Syracuse China operations incurred an operating loss of approximately $2 million for the first three months of 2006.
Webcast Information
Libbey will hold a conference call for investors on Thursday, April 27, 2006, at 11 a.m. Eastern Daylight Time. The conference call will be simulcast live on the Internet on both www.libbey.com and http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=64169&eventID=1305650. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 30 days after the conclusion of the call.
The above information includes “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.
Important factors potentially affecting performance include but are not limited to: increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico, including the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico and Western Europe caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher interest rates that increase the Company’s borrowing costs; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of the Company’s joint venture in Mexico, Vitrocrisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; and whether the Company completes any significant acquisitions, and whether such acquisitions can operate profitably.

Libbey Inc.
Add 3
Libbey Inc.:
•	is a leading producer of glass tableware in North America;

•	is expanding its international presence with facilities in the Netherlands and Portugal and a facility in China that is expected to begin production in 2007;

•	is a leading producer of tabletop products for the foodservice industry; and

•	exports to more than 90 countries.
Based in Toledo, Ohio, the Company operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, in Portugal and in the Netherlands. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2005, Libbey Inc.’s net sales totaled $568.1 million.

Table 1
Summary of Special Charges
(Dollars in thousands)
In August 2004, Libbey announced that it was realigning its production capacity in order to improve its cost structure. Pursuant to the plan, Libbey closed its manufacturing facility in City of Industry, California in February 2005 and realigned production among its other glass manufacturing facilities. Libbey recorded a pretax charge of $2,997 in the first quarter 2005 as detailed below.

	Three Months	Three Months
	ended	ended
	March 31, 2006	March 31, 2005
Fixed asset related	$—	$148
Severance & benefits	—	2,019
Miscellaneous	—	830

Total pretax capacity realignment charge (1)	$—	$2,997

(1)	Includes non-cash charge of $1,256 and cash charge of $1,741.

Table 2
Reconciliation of Non-GAAP Financial Measures for Special Charges
(Dollars in thousands, except per-share amounts)
In accordance with the SEC’s Regulation G, the following table provides non-GAAP measures used in the earnings release and the reconciliation to the most closely related Generally Accepted Accounting Principles (GAAP) measure. Libbey believes that providing supplemental non-GAAP financial information is useful to investors in understanding Libbey’s core business and trends. In addition, it is the basis on which Libbey’s management internally assesses performance and such non-GAAP measures are relevant to Libbey’s determination of compliance with financial covenants included in its debt agreements. Although Libbey believes that the non-GAAP financial measures presented enhance investors’ understanding of Libbey’s business and performance, these non-GAAP measures should not be considered an alternative to GAAP.

	Three months ended March 31,
	2006	2005
Reported net income (loss)	$515	$(1,647)
Special charges — net of tax	—	2,008

Net income excluding special charges	$515	$361

Diluted earnings per share:
Reported net income (loss)	$0.04	$(0.12)
Special charges — net of tax	—	0.15

Net income per diluted share excluding special charges	$0.04	$0.03

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per-share amounts)
(unaudited)

	THREE MONTHS ENDED		Percent
	March 31, 2006	March 31, 2005	Change
Net sales	$134,866	$129,784	3.9%
Freight billed to customers	457	497

Total revenues	135,323	130,281
Cost of sales	113,177	109,242

Gross profit	22,146	21,039	5.3%
Selling, general and administrative expenses	19,086	17,954
Special charges (1)	—	2,997

Income from operations	3,060	88	3,377.3%
Equity earnings — pretax	1,065	554
Other income	396	301

Earnings before interest, income taxes and minority interest	4,521	943	379.4%
Interest expense	3,609	3,378

Income (loss) before income taxes and minority interest	912	(2,435)	137.5%
Provision for income taxes	301	(803)

Income (loss) before minority interest	611	(1,632)	137.4%
Minority interest	(96)	(15)

Net income (loss)	$515	$(1,647)	131.3%

Net income (loss) per share:
Basic	$0.04	$(0.12)

Diluted	$0.04	$(0.12)	133.3%

Weighted average shares:
Outstanding	14,037	13,818

Diluted	14,037	13,836

(1)	Refer to Table 1 for special charges detail

LIBBEY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31, 2006	December 31, 2005	March 31, 2005
	(unaudited)		(unaudited)
ASSETS
Cash	$6,502	$3,242	$2,195
Accounts receivable — net	72,244	79,042	73,919
Inventories — net	121,388	122,572	141,022
Deferred taxes	9,720	8,270	8,841
Other current assets	5,494	10,787	7,071

Total current assets	215,348	223,913	233,048
Other assets	34,751	33,483	38,137
Investments	77,489	76,657	82,565
Goodwill and purchased intangibles — net	61,508	61,603	67,781
Property, plant and equipment — net	215,118	200,128	214,055

Total assets	$604,214	$595,784	$635,586

LIABILITIES AND SHAREHOLDERS’ EQUITY
Notes payable	$18,636	$11,475	$15,587
Accounts payable	40,070	47,020	43,887
Accrued liabilities	55,090	53,011	43,453
Special charges reserve	1,138	2,002	20,828
Other current liabilities	—	7,131	2,974
Long-term debt due within one year	825	825	825

Total current liabilities	115,759	121,464	127,554
Long-term debt	264,874	249,379	259,590
Deferred taxes	—	—	12,399
Pension liability	56,097	54,760	34,229
Nonpension postretirement benefits	45,330	45,081	46,141
Other liabilities	5,204	5,461	11,512

Total liabilities	487,264	476,145	491,425
Minority interest	130	34	15

Total liabilities and minority interest	487,394	476,179	491,440
Total shareholders’ equity	116,820	119,605	144,146

Total liabilities and shareholders’ equity	$604,214	$595,784	$635,586

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)
(unaudited)

	THREE MONTHS ENDED
	March 31, 2006	March 31, 2005
Operating activities
Net income (loss)	$515	$(1,647)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	8,335	8,385
Equity earnings — net of tax	(832)	(415)
Change in accounts receivable	7,238	(1,894)
Change in inventories	1,788	(3,720)
Change in accounts payable	(7,335)	(11,634)
Special charges	(864)	1,256
Other operating activities	(4,047)	(1,482)

Net cash provided by (used in) operating activities	4,798	(11,151)

Investing activities
Additions to property, plant and equipment	(21,439)	(10,405)
Crisal acquisition and related costs	—	(28,948)

Net cash used in investing activities	(21,439)	(39,353)

Financing activities
Net bank credit facility activity	13,363	41,636
Other net borrowings	6,889	6,142
Stock options exercised	—	99
Dividends	(351)	(1,382)
Other	—	(40)

Net cash provided by financing activities	19,901	46,455

Increase (decrease) in cash	3,260	(4,049)
Cash at beginning of period	3,242	6,244

Cash at end of period	$6,502	$2,195

LIBBEY INC.
CONDENSED CONSOLIDATED JOINT VENTURE STATEMENTS OF INCOME
(Dollars in thousands)
(unaudited)

	THREE MONTHS ENDED
	March 31, 2006	March 31, 2005
Total revenues	$47,566	$45,471
Cost of sales	38,180	36,700

Gross profit	9,386	8,771
Selling, general and administrative expenses	6,063	5,327

Income from operations	3,323	3,444
Remeasurement gain	878	88
Other income (expense)	342	(530)

Earnings before interest and taxes	4,543	3,002
Interest expense	2,368	1,869

Income before income taxes	2,175	1,133
Income taxes	478	286

Net income	$1,697	$847

Libbey is a 49% equity owner in Vitrocrisa Holding, S. de R.L. de C.V. and related Mexican companies (Vitrocrisa), which manufacture, market and sell glass tableware (beverageware, plates, bowls, serveware and accessories) and industrial glassware (coffee pots, blender jars, meter covers, glass covers for cooking ware and lighting fixtures sold to original equipment manufacturers) and a 49% equity owner in Crisa Industrial, L.L.C., a domestic distributor of industrial glassware for Vitrocrisa in the U.S. and Canada. Summarized combined statements of income for Libbey’s investments, accounted for by the equity method under U.S. GAAP, is shown above.